Exhibit 10.16

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (the "Amendment") is made this 23 day of February, 2018 (the "Effective Date"), between COLFIN COBALT I-II OWNER, LLC, a Delaware limited liability company ("Landlord"), and GUIDED THERAPEUTICS, INC., a Delaware corporation ("Tenant").
W I T N E S E T H:
WHEREAS, Landlord, as successor-in-interest to Cobalt Industrial REIT, and Tenant are parties to that certain Industrial Building Lease dated October 2, 2009 (the "Lease"), pursuant to which Tenant is currently leasing approximately 23,035 Rentable Square Feet (the "Original Premises") in the Building owned by Landlord and located at 5835 Peachtree Comers East, Norcross, Georgia; and
WHEREAS, the Term of the Lease expired on June 30, 2017, but Tenant has remained in possession of the Premises; and
WHEREAS, the parties desire to reduce the size of the Premises, extend the term of the Lease and otherwise modify the Lease as set forth herein; and
WHEREAS, any capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1. Ratification of Lease. By their respective execution of this Amendment, each of Landlord and Tenant (i) acknowledge and agree that the Lease remains in full force and effect, and (ii) ratify and confirm the Lease in all respects, subject only to the terms and conditions of this Amendment.
2. Extension of Term. The Term is hereby extended to expire at 11:59PM local time on March 31, 2021. For purposes of this Amendment, (i) the period between January 1, 2018 and March 31, 2018 shall be known as the "Interim Term," and (ii) the period between April 1, 2018 and March 31, 2021 shall be known as the "Extension Term."
3. Reduction of Premises. Effective immediately on the Effective Date of this Amendment, the "Premises" shall be reduced to consist of approximately 12,835 Rentable Square Feet out of the Original Premises, known as Suite 5835-B in the Building, as shown on Exhibit A attached hereto. The Effective Date is the date of Landlord's execution of this Amendment after Tenant has executed and delivered same to Landlord, as indicated above.
4. Surrendered Space. As of the Effective Date, the Lease shall be deemed terminated with respect to the remaining 10,200 Rentable Square Feet of the Original Premises (the "Surrendered Space"); accordingly, prior to such date, Tenant shall vacate the Surrendered Space and surrender same to Landlord broom clean and in good order, condition and repair, ordinary wear and tear excepted, and shall remove all of Tenant’s Property from the Surrendered Space, all as verified by Landlord's inspection. Tenant's failure to surrender the Surrendered Space as required herein shall be deemed a holdover under Article XX of the Lease. Upon surrender and delivery of the Surrendered Space in the condition required by this paragraph, neither Tenant nor any party claiming by, through or under Tenant shall have or claim any right to occupy the Surrendered Space or any part thereof, and Tenant shall be released from all covenants, obligations and liability under the Lease with respect to the Surrendered Space first arising thereafter, other than those covenants, obligations (including indemnity obligations) and liabilities which survive the termination of the Lease pursuant to the express terms thereof.
5.
Basic Rent.
(a) Notwithstanding that the reduction of the Premises shall occur on the Effective Date, and regardless of whether Landlord leases the Surrendered Space at any time during the Interim Term, Tenant shall continue to pay Basic Rent on the Original Premises during the entire Interim Term, as follows:

Period	Approximate Annual Basic Rent PSF	Monthly Basic Rent
1/1/18-3/31/18	$7.22	$13,859.39

(b)
During the Extension Term, Tenant shall pay Basic Rent on the Premises, as follows:

Period	Approximate Annual Basic Rent PSF	Monthly Basic Rent
4/1/18-3/31/19	$7.50	$8,021.88
4/1/19-3/31/20	$7.73	$8,267.88
4/1/20-3/31/21	$7.96	$8,513.88

6. Additional Rent. Notwithstanding that the reduction of the Premises shall occur on the Effective Date, and regardless of whether Landlord leases the Surrendered Space at any time during the Interim Term, Tenant shall continue to pay Additional Rent on the Original Premises, calculated based on Tenant's Proportionate Share of 9.93% of the Project, during the entire Interim Term. During the Extension Term, Tenant's Proportionate Share of the Project shall be reduced to 5.53%.
7. Prepaid Rent. A prepayment of Rent in the amount of $27,718.78, minus a credit of $ 7,012.47 for overpayment of January 2018 rent, shall be due and payable at the time of Tenant’s execution and delivery of this Amendment, which shall occur no later than February 15, 2018. The net prepayment amount due at execution shall be $20,706.31. The prepayment shall be applied by Landlord to installments of Basic Rent and Additional Rent first coming due under the Lease, specifically to cover rent payments for February and March, 2018.
8. Brokers. Tenant and Landlord each represent that it has not had any dealings with a real estate broker, finder or other person with respect to this Amendment in any manner, except Lee & Associates, broker for Landlord (the "Broker"). Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Amendment in accordance with the provisions of a separate commission agreement. Each party shall indemnify the other party against all costs or liabilities for commissions or compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.
9. Acknowledgements of Tenant. Tenant hereby acknowledges and agrees as follows: (a) Tenant does not have, and hereby waives any option to renew or extend the Term beyond the expiration of the Extension Term, and Article XXVII of the Lease is hereby deleted; (b) Tenant does not have, and hereby waives any option under the Lease to expand the Premises, and Article XXVIII of the Lease is hereby deleted; (c) Tenant does not have, and hereby waives any option under the Lease to terminate the Lease prior to the expirationof the Extension Term; (d) Landlord does not have any obligation to complete or construct any improvements to the Premises except that Landlord shall, at its sole cost and expense, demise the Premises from the Surrendered Space; and (e) Tenant is occupying the Original Premises, and shall continue to occupy the Premises, in its “AS IS” “WHERE IS” condition, “WITH ALL FAULTS”.

10. Landlord's Notice Address. Until Landlord provides further written notice to Tenant, any written notice required to be given to Landlord under the Lease shall be delivered to Landlord at the following address:

ColFin Cobalt I-II Owner, LLC
13727 Noel Road, Suite 750
Dallas, TX 75240
Attention: Asset Manager

11. Rent Payment Address. Until Landlord provides further written notice to Tenant, all Rent shall be paid as follows:

Payment by Check: PO Box 209263 Austin, TX 78720-9263
Electronic Payment:
Available via "Commercial Cafe" Payment Services Tenant Portal
Email AccountsReceivableatcolfinar@colonyinc.com
User name and password to be provided
User training will also be provided

12. Counterpart Execution. This Amendment shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Amendment may be executed in counterparts, all of which shall constitute a single agreement.

13. Continued Effect. Except as modified by this Amendment, the Lease and all terms, conditions, covenants and agreements thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. For the avoidance of doubt, Landlord reserves all of its rights and remedies under the Lease and no provision of the Lease shall be waived, except by an instrument in writing (referring specifically to the Lease) executed by the party against whom waiver is sought.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:
COLFIN COBALT I-II OWNER, LLC,
a Delaware limited liability company
By:
Name:
Title:

TENANT:
GUIDED THERAPEUTICS, INC.,
a Delaware corporation
By
/s/ Mark L Faupel
Name:
Mark L. Faupel
Title:
Chief Operating Officer

5630 PEACHTREE INDUSTRIAL BLVD
SUITE B
Office 98.019 SF
Warehouse 4,811 SF
Total 12.835 RSF-